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Management Assertion of Compliance

AH Mortgage Acquisition Co., Inc. (currently known as American Home Mortgage Servicing, Inc.) (“AHMSI”), was incorporated on September 6, 2007 under the laws of the State of Delaware.  AHMSI was created to acquire mortgage servicing rights and had no operations through November 16, 2007.  AHMSI entered into a purchase agreement on  September 25, 2007 to purchase the mortgage servicing platform, mortgage servicing rights, servicing advance, and other assets from American Home Mortgage Investment Corp., American Home Mortgage Corp., and AHM SV, Inc. (f/k/a American Home Mortgage Servicing, Inc.), a Maryland corporation (“AHMSV”).  The initial closing of the purchase occurred on November 16, 2007, and AHMSI completed the final closing of the acquisition on April 11, 2008.  On April 14, 2008, AHMSI filed a charter amendment to change its name to American Home Mortgage Servicing, Inc.  As a result of the aforementioned transactions, references to the “Company” herein refer to AHMSV during the period from January 1, 2008 through April 10, 2008, and to AHMSI during the period from April 11, 2008 through June 30, 2008.

Management of the Company is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable to the servicing platform for the reporting period as follows:

Platform: Publicly issued residential mortgage-backed transactions and securities issued on or after January 1, 2006, for which the Company provides primary servicing activities, as defined in the transaction agreements that are serviced using the LSAMS loan servicing system (the “Platform”). Appendix A identifies the individual mortgage-backed transactions and securities defined by management as constituting the Platform.

Applicable Servicing Criteria: Management has determined that the servicing criteria set forth in Item 1122(d) are applicable, to the extent required in the related transaction agreements in regards to the activities performed by the Company, except for servicing criteria 1122(d)(1)(i), 1122(d)(3)(i)(C), 1122(d)(3)(ii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performed with respect to the Platform as of and for the Reporting Period. Servicing criterion 1122(d)(3)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report information to the Master Servicers or Trustees, as applicable, as defined in the transaction agreements. Furthermore, with respect to applicable servicing criterion 1122(d)(4)(vi), there were no activities performed during the Reporting Period with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Reporting Period: As of June 30, 2008, and for the period January 1, 2008 through June 30, 2008 (the “Reporting Period”).

With respect to servicing criteria 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company’s management has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).  Management has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to the vendors. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company’s management has assessed the Company’s compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Reporting Period. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the Reporting Period, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform, except as described in Appendix B.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s compliance with the Applicable Servicing Criteria as of and for the Reporting Period.

On July 1, 2008, the Company transferred loans that had been serviced using the LSAMS loan servicing system to the MSP loan servicing system.

/s/ David M. Friedman
David M. Friedman

President and Chief Executive Officer
American Home Mortgage Servicing, Inc. (formerly known as AH Mortgage Acquisition Co. Inc.)
April 11, 2008 through June 30, 2008

Executive Vice President and Director of Servicing
American Home Mortgage Servicing, Inc. (currently known as AHMSV, Inc.)
January 1, 2008 through April 10, 2008

March 10, 2009

APPENDlX A

Investor Number	Platform transaction listing which includes loans serviced by the Company between January 1, 2008 and June 30, 2008 on the LSAMS servicing system
P01	American Home Mortgage Asset Trust 2005-1
P02	MASTR Adjustable Rate Mortgages Trust 2005-8
P03	GSR MORTGAGE LOAN TRUST 2006-AR1
P04	MORGAN STANLEY MORTGAGE LOAN TRUST 2006-5AR
P05	MASTR Alternative Loan Trust 2006-2
P06	GSAA Home Equity Trust 2006-6
P07	MASTR Adjustable Rate Mortgages Trust 2006-OA1
P08	Bear Stearns Asset Backed Securities I Trust 2006-AC3
P09	GSR MORTGAGE LOAN TRUST 2006-AR2
P10	MORGAN STANLEY MORTGAGE LOAN TRUST 2006-6AR
P11	GSAA Home Equity Trust 2006-9
P12	GSAA Home Equity Trust 2006-10
P13	STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2006-AR5
P14	MORGAN STANLEY MORTGAGE LOAN TRUST 2006-8AR
P15	Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB2
P16	GSAMP Trust 2006-S4
P17	American Home Mortgage Investment Trust 2006-2
P18	American Home Mortgage Asset Trust 2006-2
P19	Bear Stearns Asset Backed Securities I Trust 2006-AC4
P20	Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB3
P21	HarborView Mortgage Loan Trust 2006-6
P22	MASTR Alternative Loan Trust 2006-3
P23	J.P. MORGAN ALTERNATIVE LOAN TRUST 2006-A3
P24	ZUNI MORTGAGE LOAN TRUST 2006-OA1
P25	GSAA Home Equity Trust 2006-11
P26	American Home Mortgage Asset Trust 2006-3
P27	American Home Mortgage Asset Trust 2006-4
P28	HarborView Mortgage Loan Trust 2006-7
P29	GSR MORTGAGE LOAN TRUST 2006-OA1
P30	Deutsche Alt-B Securities Mortgage Loan Trust, Series 2006-AB4
P31	American Home Mortgage Asset Trust 2006-5
P32	Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR5
P33	American Home Mortgage Asset Trust 2006-6
P34	MASTR Adjustable Rate Mortgages Trust 2006-OA2
P35	MASTR Adjustable Rate Mortgages Trust 2007-1
P36	HarborView Mortgage Loan Trust 2006-14
P37	Luminent Mortgage Trust 2006-7
P38	Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR6
P39	HSI Asset Loan Obligation Trust 2007-AR1
P40	STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2007-AR1
P41	American Home Mortgage Asset Trust 2007-1
P42	American Home Mortgage Asset Trust 2007-2
P43	HarborView Mortgage Loan Trust 2007-2
P44	Deutsche Alt-B Securities Mortgage Loan Trust, Series 2007-AB1
P45	MASTR Adjustable Rate Mortgages Trust 2007-3
P46	GSR Mortgage Loan Trust 2007-OA1

P47	American Home Mortgage Asset Trust 2007-3
P48	American Home Mortgage Asset Trust 2007-4
P50	HarborView Mortgage Loan Trust 2007-5
P51	American Home Mortgage Asset Trust 2007-5
P53	HarborView Mortgage Loan Trust 2007-6
P54	HSI Asset Loan Obligation Trust 2007-AR2
P62	Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-1
P63	American Home Mortgage Asset Trust 2006-1
P64	Banc of America Funding 2008-1 Trust
Q57	American Home Mortgage Investment Trust 2007-SD1
Q58	American Home Mortgage Assets Trust 2007-SD2
R71	American Home Mortgage Investment Trust 2004-1
R73	American Home Mortgage Investment Trust 2004-2
R74	American Home Mortgage Investment Trust 2004-3
R75	American Home Mortgage Investment Trust 2004-4
R76	American Home Mortgage Investment Trust 2005-1
R77	American Home Mortgage Investment Trust 2005-2
R78	American Home Mortgage Investment Trust 2005-3
R79	American Home Mortgage Investment Trust 2005-4A
R80	American Home Mortgage Investment Trust 2005-4C
R81	American Home Mortgage Assets Trust 2005-2
R82	American Home Mortgage Investment Trust 2005-SD1
R83	American Home Mortgage Investment Trust 2006-1
R84	American Home Mortgage Investment Trust 2007-A
R85	American Home Mortgage Investment Trust 2006-3
R86	American Home Mortgage Investment Trust 2007-SD1
R87	American Home Mortgage Investment Trust 2007-2
R88	American Home Mortgage Assets Trust 2007-SD2
R89	American Home Mortgage Investment Trust 2007-1

APPENDIX B

Note on Management's Remediation to Material Instances of Non-Compliance

  Unless otherwise noted, remediation efforts by management were taken after the loans serviced on this platform were transferred to another platform.

Material Instances of Non-Compliance and Management Response

  1122(d)(2)(i) Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements. With respect to this servicing criterion, certain obligor payments were not deposited into the appropriate custodial bank accounts within two business days of receipt as required by the related transaction agreements.

  Management Response: Payments on pool assets were not deposited into the appropriate custodial bank accounts within two business days of receipt as specified in the transaction documents for certain securitizations serviced by the Company as a result of a unilateral bank decision by JPMorgan Chase Bank, N.A., the depository bank, to require a fully funded daily payment clearing bank account (a "prefund status").  During the period January 1, 2008 through January 17, 2008 this requirement added one day of delay to the funds transfer process. Thereafter, management believes that obligor remittances were deposited into the appropriate custodial bank accounts within two business days of receipt as required by the related transaction agreements.

  1122(d)(2)(vii)(D) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements. With respect to this servicing criterion, certain reconciling items were not resolved within 90 calendar days of their original identification or such other number of days specified in the transaction agreements.

  Management Response: Management has added additional resources and internal controls for tracking, monitoring and resolving aged items within 90 calendar days of their original identification or such other number of days specified in the transaction agreements.

  1122(d)(3)(i)(B) Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports provide information calculated in accordance with the terms specified in the transaction agreements. With respect to this servicing criterion, certain remittance reports sent to the Master Servicers or Trustees, as applicable, did not report the correct amounts.

  1122(d)(3)(i)(D) Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the servicer. With respect to this servicing criterion, certain remittance reports sent to the Master Servicers or

Trustees, as applicable, did not agree to the total unpaid principal balance and number of mortgage loans serviced by the Company.

  1122(d)(4)(v) The servicer's records regarding the pool assets agree with the servicer's records with respect to an obligor's unpaid principal balance. With respect to this servicing criterion, certain unpaid principal balances of the investor pools remitted to the Master Servicers or Trustees, as applicable, did not agree to the unpaid principal balances per the obligor records.

  Management Response [1122(d)(3)(i)(B), 1122(d)(3)(i)(D) and 1122(d)(4)(v)]: The Company has restructured the Investor Reporting department, including placing it within the Finance Department and hiring a very experienced senior vice president as departmental manager. Additionally, the Company has undertaken significant programming and process improvement initiatives to ensure future compliance with these criteria. These changes took effect in the first calendar quarter of 2009.

  1122(d)(4)(ix) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents. With respect to this servicing criterion, certain adjustments to interest rates were not computed in accordance with the related mortgage loan documents.

  Management Response: The Company has a monthly quality control process to audit a sample of adjustable rate mortgage ("ARM") loans for loan set-up and maintenance. Management is currently reviewing options to enhance the audit process and re-audit ARM loan data against the original loan documents as necessary to ensure future compliance.

  1122(d)(4)(xiv) Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements. With respect to this servicing criterion, certain charge-offs were not recognized and recorded in accordance with the transaction agreements.

  Management Response: The Company has implemented procedural and system changes to ensure charge-offs are recognized and recorded in accordance with transaction agreements.